ROYALTY AGREEMENT

THIS AGREEMENT MADE as of the 30th day of January, 2004.

BETWEEN:

NAYARIT GOLD INC., a corporation incorporated under the laws of the Province of Ontario

(hereinafter referred to as the "Corporation")

OF THE FIRST PART,

and

BELITUNG LIMTED, a corporation incorporated under the laws of the Province of Ontario

(hereinafter referred to as the "Royalty Holder")

OF THE SECOND PART,

WHEREAS the Corporation has acquired the Property as defined herein subject to the terms of a Royalty as defined herein; and

AND WHEREAS it is necessary to document the Royalty provided for herein;

NOW THEREFORE THIS AGREEMENT WITHNESSETH that in consideration of the premises and mutual covenants and agreements herein contained the parties covenant and agree as follows:

ARTICLE I:  INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

a)
"Affiliate" means a corporation or other entity which, in relation to another corporation or other entity, is controlled by or controls such other corporation or entity or is controlled by the same person, group of persons or certain of them or by the same corporation or entity which controls such other corporation or entity and where two or more corporations or other entities are Affiliates of the same corporation or entity they are Affiliates of each other;

b)
"Control", "Controls", "Controlled" or similar expression mean the holding by a person or group of persons, directly or indirectly, of securities of a corporation or entity or comparable beneficial interests in an entity (for purposes hereof, "securities" shall include such interests) to which are attached more than 50% of the votes or similar rights of decision that may be cast to elect directors or any similar managing body of the corporation or entity, if such votes or rights are sufficient, if exercised, to elect a majority of the directors or similar managing body of the corporation or entity, other than holding such securities by way of security only, provided that control in fact of such corporation or entity, whether directly through the ownership of securities or a right or option to acquire securities or indirectly through a trust, contract, the ownership of securities of any other corporation or entity or otherwise, is not primarily exercised by a person or group of persons other than the holder of the said securities rather than by such holder, in which case such other person or group of persons shall be deemed to control such corporation or entity for all purposes hereof, and provided that for purposes hereof persons who act in concert in regard to the voting of securities or otherwise in regard to the business and affairs of a corporation or entity shall be considered a group of persons;

c)	"Dollars" or "$" means dollars of Canada unless specified otherwise;

d)
"Fair Market Value" of Product means the price for such Product quoted by the London Metal Exchange or, if such Product is not traded on or quoted by the London Metal Exchange, the price for such Product quoted by another recognized public exchange on which such Product is traded;

e)
"Net Smelter Return" and "NSR" means the aggregate amount received from the sale of Product to a third party less all charges made by the smelter or refinery purchaser including, without limitation, charges for treatment, sampling and penalties; provided that if any Product is sold to a party that is a shareholder of the Corporation or is an Affiliate of the Corporation or of any shareholder of the Corporation the amount received for the sale of such Product shall be the Fair Market Value thereof determined as of the date of the sale and the deductions for smelter charges shall be the weighted average of the charges made by a representative group of smelters or refineries which are capable of taking and treating such Product and which offer terms which are not less favourable to the seller than are reasonably available in the market; and further provided that if the Corporation or any Affiliate of the Corporation or of any shareholder of the Corporation take any Product in kind or Product is delivered in kind pursuant to a contract or agreement with a third party, the amount received and the smelter charges for such Product shall be computed as of the date of delivery of such Product as though such delivery constituted a sale of such Product by the Corporation or to such Affiliate or such third party, as the case may be and the provisions of the preceding proviso shall apply;

f)	"Product" means all ores, minerals, concentrates, metals, including precious metals and by-products mined and/or produced from any of the Property;

g)	"Property" means the Orion Property which may be described as follows:

CLAIM NAME	TITLE NO.	AREA/HECTARES
ORION	205616	527.5021

h)	"Royalty" means the royalty described in Section 2.01.

1.02	Sections and Headings

The division of this Agreement into Articles and Sections and insertions of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms "this Agreement", "hereof" "hereunder" and similar expressions refer to this Royalty Agreement and not to any particular Article, Section or other portion hereof and not to any agreement or instrument supplemental or ancillary hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03	Number

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

1.04	Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principals.

ARTICLE II:  NET SMELTER RETURN

2.01	Grant of Royalty

The Corporation does hereby grant to Royalty Holder a royalty (the "Royalty") in the Property calculated as 3.5% of the Net Smelter Return from the Property.

2.02	Payment of Royalty and Statements

The Corporation shall pay to Royalty Holder the Royalty to which it is entitled for all Product delivered during each quarter year within 15 days after the end of the quarter year to which the payment relates.  Each payment shall be accompanied by a statement showing the calculation of the Net Smelter Return for the relevant quarter year including particulars of the nature, quality and quantity of Product extracted, produced, processed, sold and delivered and the computation of the Net Smelter Return.  Within 90 days after the end of each calendar year the Corporation shall provide Royalty Holder with a statement of the Net Smelter Return for such year duly certified by an outside auditor for the Corporation accompanied by payment of any balance (the "Balance") owing for such year.  Any overpayment made in any year shall be deducted from the payments due in any subsequent year.  The Corporation shall deliver to Royalty Holder within 90 days after the end of each calendar year, an annual report setting out in reasonable detail forecasts for and results of the mining operations, levels of production and deliveries and other relevant information and shall notify Royalty Holder on a timely basis of any material change or expected change in the mining operations, production levels or delivery levels.

2.03	Access to Books, Records and Data

a)
The Corporation shall at all times keep and maintain full and complete books and records of all matters affecting the mining operations, maintenance of the Property and the computation of the Net Smelter Return.  Royalty Holder shall have the right, at its own risk and expense, to have its representative or auditor inspect and audit the books and records of the Corporation and make copies and extracts thereof.

b)
The Corporation shall provide information and data regularly to Royalty Holder and in any event quarterly on all activities proposed to be conducted and activities that have been conducted by the Corporation and the results thereof.  Such information and data reports shall be provided for each quarter by the 30th day of the month next following.

c)	The Corporation shall permit Royalty Holder and its representatives to have access, at Royalty Holder's cost and risk, to the Property and the data and records of the Corporation.

2.04	Dealing with Property

The Corporation shall not sell, assign, transfer or dispose of any of the Property or any interest therein without first obtaining from the purchaser or assignee, as the case may be, a covenant and agreement in favour of Royalty Holder to assume the Royalty and the obligations of the Corporation to Royalty Holder under this Agreement and to deliver to Royalty Holder a copy of such covenant and agreement which covenant and agreement shall be in form and substance satisfactory to Royalty Holder.  The Corporation shall maintain all the Property in good standing and shall not abandon any of the Property without the prior consent of Royalty Holder, which consent will not be unreasonably withheld.  The Corporation shall comply with all requirements of the Republic of Mexico with regard to operations on and maintenance of the Property.  Royalty Holder may register or record against the title to the Property this Agreement or notice of its Royalty interest in the Property as provided in this Agreement and the Corporation shall co-operate and assist Royalty Holder to effect such registration including, without limitation, the execution of any documents or instruments which may be required to evidence the Royalty interest of Royalty Holder in the Property.

2.05	Buyback of Royalty

The Corporation shall have the right at any time to purchase the Royalty for a value of Cdn. $250,000 (the “Royalty Buyback Price”).  For greater certainty the right to purchase the Royalty provided for herein is at the sole option of the Corporation.  The Corporation has the option to pay the Royalty Buyback Price to the Royalty Holder as follows:

(a)	delivery to the Royalty Holder of a certified cheque or bank draft in the amount of the Royalty Buyback Price; or

(b)
issuance to the Royalty Holder of that number of fully paid and non-assessable common shares (the "Shares") of the Corporation as such Shares shall be constituted at the time of purchase which equals the Royalty Buyback Price divided by the “Market Price” except that, in any event, the maximum number of Shares which may be issued hereunder shall not exceed 500,000 shares.  For the purpose of this Royalty, "Market Price" means the weighted average trading price of the Shares on the TSX Venture Exchange, or other published market if the Shares are not then listed on the TSX Venture Exchange, for each of the business days on which there was a closing price falling not more than twenty (20) business days immediately prior to the date of notice of purchase of the Royalty.  In the event that the Shares trade on the TSX Venture Exchange or such other published market for fewer than ten (10) of such twenty (20) business days, the Market Price shall be based upon the simple average of the following prices established for each of such twenty (20) bussiness days:

(i)           the average of the bid and ask prices for each day on which there was no trading; and

(ii)           the weighted average trading price of the Shares for each day that there was trading.

No fractional certificates shall be issued and if any issuance of Shares in consideration for purchase of the Royalty would result in the Royalty Holder being entitled to receive a fraction of a Share, the Corporation shall issue the next greater number of whole Shares.

ARTICLE III:  GENERAL

3.01	Entire Agreement

This agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect to the subject matter hereof.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the parties other than as expressly set forth in this Agreement.

3.02	Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by parties hereto.  No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

3.03	Assignment

Except as may be expressly provided in this Agreement, neither party shall assign its respective rights or obligations under this Agreement without prior written consent of the other.

3.04	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

3.05	Further Assurances

Each of the parties shall execute and deliver all such documents, deeds and instruments and give such further assurance and do or cause to be done all such acts and things as may be requested by the other party to fully and effectively implement the intention and purpose of this Agreement.

3.06	Notices

Any notice, request, demand, invoice or other communication (the "Notice") required or permitted to be given hereunder shall be in writing and may be delivered personally or by prepaid mail or by telex or facsimile communication with return receipt requested addressed to a party.

In the case of Royalty Holder:
330 Bay Street
Suite 830
Toronto, Ontario
M5H 2S8

Tel: (416) 368-7041
Fax: (416) 368-2579

In the case of
the Corporation:	Suite 600
15 Toronto Street
Toronto, Ontario
M5C 2E3

Tel: (416) 368-3332
Fax: (416) 368-8957

or at such other address or to such other telex or facsimile number as a party may, from time to time, advise the other party by notice.  A notice shall be deemed to be received if served personally on the date of delivery; if mailed, five days following the date of mailing and if sent by telex or facsimile communication, on the business day following the transmission thereof.

3.07	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

3.08	Arbitration

Any dispute which may arise under this Agreement or in the interpretation hereof which cannot be settled by the parties shall be finally settled by arbitration which shall be conducted in accordance with the Rules of Arbitration under the International Commercial Arbitration Act of Ontario, Canada and if such rules do not apply the arbitration shall be conducted in accordance with the Rules of Arbitration under the Arbitration Act of Ontario, Canada.  A party may submit a dispute to arbitration by notice to the other party appointing an arbitrator and the two arbitrators shall, within 30 days of the appointment of the second arbitrator, appoint a third arbitrator and failing agreement on the appointment of the third arbitrator, the third arbitrator shall be appointed by a Justice of the Ontario Court (General Division).  The arbitration shall be conducted in English in Toronto, Ontario, Canada and the decision of a majority of the arbitrators shall be final and binding on the parties.  The submission of the dispute to arbitration shall not delay or otherwise affect the performance of this agreement which shall continue while the arbitration proceeds.

IN WITNESS WHEREOF the parties have executed this Agreement.

NAYARIT GOLD INC.

Per:	/s/ authorized signatory

BELITUNG LIMITED

Per:	/s/ authorized signatory

Belitung Royalty